Exhibit (c)(5)

                        HIGH RIVER LIMITED PARTNERSHIP

                                        September 8, 1995

          Robert A. McNeil
          Carole J. McNeil
          McNeil Partners, L.P.
          13760 Noel Road, Suite 700
          Dallas, Texas  75240

          Dear Mr. and Mrs. McNeil:

                    Reference is made to the letter agreement among the undersigned and McNeil Investors, Inc., a copy of which is annexed hereto as Exhibit A (the "August 24th Letter Agreement"). Capitalized term used but not defined herein shall have the meanings ascribed to them in the August 24th Letter Agreement.

                    The parties to this letter agreement hereby agree that, except as otherwise hereafter agreed in writing by the such parties:

               1. The August 24th Letter Agreement is hereby amended by substituting "September 12, 1995" for "September 7, 1995" in paragraphs 1, 2, 3, 5 and 6 of such August 24th Letter Agreement.

               2. McNeil Partners shall have the absolute right, from time to time through 12 o'clock noon on September 11, 1995, to require High River to extend, and upon receipt of written notice from McNeil Partners, High River shall unconditionally extend, the expiration date of the Offers to Purchase and High River shall, upon receipt of such notice, issue a press release no later that the next business day announcing such extension; provided, however, under no circumstances shall McNeil Partners have the right to require High River to extend the expiration date of the Offers to Purchase beyond September 25, 1995.

               3. Each party to this letter agreement represents and warrants to the other party that during the period commencing upon the termination of its obligations under Paragraphs 1, 2, 3, 5 and 6 of the August 24th Letter Agreement (the "Obligations") and ending upon the execution of this letter agreement, it has not done any act which would have violated the Obligations had they been in effect at that time.

               4. Nothing in this letter agreement shall be deemed to be, or shall be, a waiver by either party to this letter agreement of the respective rights under the August 24th Letter Agreement.

               If the foregoing is acceptable to you, please so indicate by executing this letter in the space provided below.

                                   Very truly yours,

                                   High River Limited Partnership

                                        By: Riverdale Investors Corp., Inc.

                                        /s/ Edward E. Mattner
                                        ____________________________
                                        Edward E. Mattner

                                   /s/ Carl C. Icahn, by Theodore Altman
                                   ________________________________
                                   Carl C. Icahn

          Agreed and Accepted

          McNeil Partners, L.P.

               By:  McNeil Investors, Inc.

               /s/ Robert A. McNeil
               ________________________
               Robert A. McNeil
               Chairman

               /s/ Carole J. McNeil
               ________________________
               Carole J. McNeil
               Co-Chairman